Exhibit 4.1
AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as of March 10, 2023, by and among Amyris, Inc., a Delaware corporation (the “Company”) and Foris Ventures, LLC (the “Holder”).

RECITALS

Whereas, the Company has entered into a Loan and Security Agreement with Holder of even date herewith (the “Loan Agreement”);

Whereas, the Company has issued that certain Common Stock Purchase Warrant (the “Warrant”), to the Holder pursuant to that certain Loan and Security Agreement, dated September 13, 2022 (as the same may be amended from time to time), by and among the Company, certain of the Company’s Subsidiaries party thereto, and the Holder;

Whereas, the Company and the Holder desire to amend the exercise price of the Warrant; and

Whereas, pursuant to Section 5(l) of the Warrant, the Warrant may be amended with the written consent of the Company and the Holder.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENT OF WARRANT

1.1. The definition of “Exercise Price” shall be amended and restated in its entirety as follows:

(a) “Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $1.30, subject to adjustment hereunder (the “Exercise Price”).”

MISCELLANEOUS

2.1. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Loan Agreement.

2.2. No Other Amendment. Except for the matters expressly set forth in this Amendment, all other terms of the Warrant are hereby ratified and shall remain unchanged and in full force and effect.

Exhibit 4.1
2.3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
2.4. Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Common Stock Purchase Warrant as of the date first written above.

COMPANY:

AMYRIS, INC.

By: /s/ Han Kieftenbeld
Name: Han Kieftenbeld
Title: Chief Financial Officer

Exhibit 4.1

The parties hereto have executed this Amendment To Common Stock Purchase Warrant as of the date first written above.

HOLDER:

FORIS VENTURES, LLC

By: /s/ Barbara S. Hager
Name: Barbara S. Hager
Title: Manager